UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2024

Heart Test Laboratories, Inc.

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41422	26-1344466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Reserve Street, Suite 360
Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 682 237-7781

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSCS	The Nasdaq Stock Market LLC
Warrants	HSCSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Streeterville Note Purchase Agreement and Promissory Note

On September 6, 2024, Heart Test Laboratories, Inc. (the “Company”, “we” or “us”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Streeterville Capital, LLC, an accredited investor (“Streeterville”), pursuant to which Streeterville issued the Company an unsecured promissory note in the amount of $2,510,000 (the “Streeterville Note”), which included an original issue discount of $500,000 (the “OID”) and reimbursement of Streeterville’s transaction expenses of $10,000.

The Streeterville Note bears interest at a rate of 8.5% per annum and matures 18 months after its issuance date. From time to time, beginning six months after issuance, Streeterville may redeem a portion of the Streeterville Note, not to exceed an amount of $270,000 per month. In the event the Company has not reduced the outstanding balance under the Streeterville Note by at least $900,000.00 by the 12-month anniversary of following the issuance date, then the outstanding balance at such time will automatically increase by 5%. Subject to the terms and conditions set forth in the Streeterville Note, the Company may prepay all or any portion of the outstanding balance of the Streeterville Note at any time.

The Note Purchase Agreement and the Streeterville Note contain customary events of default, including if the Company undertakes a fundamental transaction (including consolidations, mergers, and certain changes in control of the Company), without Streeterville’s prior written consent. As described in the Streeterville Note, upon the occurrence of certain events of default, the outstanding balance of the Streeterville Note will become automatically due and payable. Additionally, upon an event of default described in the Streeterville Note (i.e., the failure to pay amounts under the Streeterville Note when due or to observe any covenant under the Note Purchase Agreement), the outstanding balance of the Streeterville Note automatically increases to the lesser of 18% or the maximum rate permitted by law.

The Note Purchase Agreement also provides for indemnification of Streeterville and its affiliates in the event that they incur loss or damage related to, among other things, a breach by the Company of any of its representations, warranties or covenants under the Note Purchase Agreement.

The Company engaged Maxim Group LLC and Ascendiant Capital Markets, LLC to serve as placement agents for the transaction between the Company and Streeterville in exchange for an aggregate commission equal to 7% of the gross cash proceeds received from the sale of the Streeterville Note. The Company received net cash proceeds from the sale of the Streeterville Note in the amount of $1,860,000 and intends to use the net proceeds for general working capital purposes.

The description of the Note Purchase Agreement and the Streeterville Note is qualified in its entirety by the full text of the Note Purchase Agreement and the Streeterville Note, copies of which are filed herewith as Exhibits 10.1, and 10.2, respectively, and which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1*	Note Purchase Agreement, by and between the Company and Streeterville Capital, LLC dated September 6, 2024
10.2*	Promissory Note dated September 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEART TEST LABORATORIES, INC.

Date:	September 10, 2024	By:	/s/ Andrew Simpson
		Name: Title:	Andrew Simpson President, Chief Executive Officer, and Chairman of the Board of Directors